UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2014

Respect Your Universe, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-54885	20-0641026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 North Russell Street Portland, Oregon	97227
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  877-798-8326

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 11, 2014, we appointed Michelle Sibley as a director of our company.

Michelle Sibley is the Chief Financial Officer at Sachs Capital Group LP.  Over the past ten years, her responsibilities at Sachs Capital Group LP have covered all financial aspects of the business, including financial modeling of investment opportunities, cash management, accounting oversight, coordination of financial transactions, tax research and analysis, review of legal documents and structuring of deals terms.

While at Sachs Capital Group, Ms. Sibley also served as the Chief Financial Officer for SCG Financial Acquisition Corp., a publicly traded special purpose acquisition company.  While in this role, her responsibilities included cash management, filing required documents with the Securities and Exchange Commission, performing due diligence on potential acquisition candidates and oversight of all accounting, audit and tax functions.

Prior to joining Sachs Capital Group LP, Ms. Sibley was a senior tax manager in Deloitte & Touche's tax practice. She has over 10 years of experience in public accounting, working in Arthur Andersen and Deloitte & Touche's hedge fund and alternative investment practices.  During her public accounting career, she was responsible for tax planning, structuring of derivative transactions, tax compliance, and managerial oversight of over 20 staff.

Ms. Sibley received a B.S. in accounting from Northern Illinois University and is a Certified Public Accountant.

Family Relationships

There are no family relationships among our directors or officers.

Certain Related Transactions and Relationships

Since the beginning of our fiscal year ended December 31, 2013, we have not been a party to any transaction, proposed transaction, or series of transactions in which Michelle Sibley or any member of the immediate family of Michelle Sibley has had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Respect Your Universe, Inc.

Dated:	March 17, 2014

By:	/s/ Jim Nowodworski
Jim Nowodworski
Chief Financial Officer